U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                              ____________________
                                    FORM 8-K
                                    --------
                              ____________________

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

                          Date of Report: June 4, 2003

                          Commission File No. 333-57818
                              ____________________

                             INNERSPACE CORPORATION
        (Exact name of small business issuer as specified in its charter)

            Delaware                                       58-2604254
 (State or other jurisdiction of               (IRS Employer Identification No.)
  incorporation or organization)

                         6595 G Roswell Road, Suite 222
                           Atlanta, Georgia 30328-3152
                    (Address of principal executive offices)

                                 (770) 730-9440
                           (Issuer's telephone number)

================================================================================

Item  5.  Other  Events


                                [GRAPHIC OMITTED]

                                   INNERSPACE



          6595G ROSWELL ROAD - SUITE 222 - ATLANTA, GEORGIA  30328-3152
                          VOICE: 770.730.9440 - FAX: 770.730.9442
                                  www.innerspaceco.com




Robert  Arkin, Chief Executive Officer
Direct  dial: 404.452.1891
Email:  Robert_arkin@hotmail.com

VIA FAX: (202) 942-9516

May 30, 2003



Tia  Jenkins
Senior  Assistant  Chief  Accountant
Securities  and  Exchange  Commission
Washington,  D.C.  20549

RE:   InnerSpace Corporation, Form 10-KSB filed July 5, 2002, File No. 333-57818

Dear  Ms.  Jenkins:

We are writing to you in response to your comment letter dated April 3, 2003. Enclosed also is our letter dated May 14, 2003 requesting additional time to complete our response to your comment letter.

The following responses are keyed to your numbered comments and, where noted, reference amendments to our filings.

Form 10-KSB for the fiscal year ended February 28, 2002
-------------------------------------------------------
Management's Discussion and Analysis
------------------------------------

Results of Operations

1. Expand the discussion under operating expenses to disclose the nature and contents of stock-based compensation and stock-paid royalties and the basis for the value assigned to the shares issued. Explain how a value of $1 per share was determined for services and royalty fees in February 2001 when approximately 1.8 million shares were sold for cash to an unrelated third party at $.001 per share during that month. Also explain how the amount for deferred stock compensation was computed during the year ended 2/28/02. In this connection, verify that the valuation of consulting services and licensing fees in January and February 2002 at $.50 per share matches the quotation price on the NASDAQ OTC Electronic Bulletin Board. We may have further comment after review of your responses.

Response to Comment 1:

In February 2001, we issued 1,770,000 shares to certain officers, directors and key employees and for stock-paid royalties on the basis of a value of $1.00 per share. Although the shares were restricted, the valuation was based upon the estimated initial public offering price for our stock.

In February 2001, we also issued approximately 1,800,000 shares at $.001 per share to a group of unaffiliated third parties who proposed to resell these shares and purchase preferred stock from us with funds they obtained from their sale of Company shares. After issuing the shares, we sought the advice of legal counsel who advised us to rescind the stock issuance because, among other things, the proposed transaction would violate the registration requirements of the Securities Act of 1933 and subject us to liability under Rule 10b-5 of the Securities Exchange Act of 1934. Based upon this advice, we notified the third parties that we did not want to proceed with the proposed transaction and the shares were returned to us and retired as if they had not been issued. Had these shares remained outstanding, no basis would have existed for the differentiation in value between these shares and other shares issued in the same month for services and royalty fees.

In January 2002, we issued 100,000 shares to a consultant in payment for his services as a temporary chief financial officer based upon a value of $.50 per share. Although, the shares were restricted, the valuation was based upon the average of the anticipated initial bid and ask price on the OTC Bulletin Board for the common stock.

In February 2002, we issued 1,800,000 shares for stock-based royalties based upon a value of $.50 per share, representing the initial bid and ask price on the OTC Bulletin Board for the common stock. The common stock began trading on January 31, 2002. At the same time, we issued 1,000,000 shares to a consulting firm based upon a value of $.50 per share to assist us in identifying potential parties for joint technology research and development arrangements and acquisitions.

We have incorporated the foregoing response in the amendment to Form 10-KSB for the period ended February 28, 2002 that we have filed concurrently with this submission under the caption, Management's Discussion and Analysis, Results of Operations, Stock-Based Compensation and Stock-Paid Royalties.

Statement of Operations, page 15

2. Disclose related party transactions on the face of this statement. For example, according to Note E, rent of approximately $6,400 was paid to a stockholder for the year ended 2/28/02. If third-party expenses are included in the total amount of rent, disclose the amount of related party expenses parenthetically on the face of the statement of operations.

Response to Comment 2:

We have expanded the disclosure in the aforementioned amendment to Form 10-KSB relating to the related party transactions by revising the face of the Statement of Operations to indicate parenthetically that $6,400 in rent was paid to a stockholder for the year ended February 28, 2002.

Statement of Stockholders' Equity (Deficit), page 16

3. It is not clear whether the February 13, 2002 retirement of 1.8 million shares for $2,400 were the same 1.8 million shares issued on February 12, 2002 (the day before) for $900,000 for the license with Synermedics. Please make appropriate revisions and fully disclose all the terms and interactions with respect to these shares, as well as all the other stock transactions.

Response to Comment 3:

     We have expanded the disclosure in the aforementioned amendment to Form 10-KSB by revising the Statement of Stockholders' Equity (Deficit) to indicate parenthetically that the retirement of 1.8 million shares was unrelated to the payment of stock-paid royalties for the license fee. We have revised Note D to state that the retirement is unrelated to the issuance of stock for the license fee.

Statement of Cash Flows, Page 17

4. This cash flow statement presentation appears to be a part of the transactions referred to in the preceding comment. The amount recorded as advances to stockholders appears to include the retirement of the common stock on February 13, 2002 for $2,400. As above, revised and fully disclose the accounting for this transaction - or combine it with the response to the preceding comments. It is not clear how a retirement of shares, which would seem to create a payable, would increase a receivable.

Response to Comment 4:

Of the $10,117 net increase in advances to stockholder reflected under the caption, Cash Flows from Financing Activities, $2,400 of the net increase resulted from an advance to a stockholder described in our response to Comment
1. This $2,400 advance was forgiven when the shares were retired. We believe the Statement of Cash flows is correct. We have expanded the disclosure in the aforementioned amendment to Form 10-KSB by revising Note D to better describe the effects of this transaction.

Note A - Formation and Operations of the Company
------------------------------------------------

Revenue recognition, page 18

5. Your revenue recognition policy should specifically address the 4 criteria (as outlined in SAB 101) the Company has met for revenue to be realized and earned. Please revise.

Response to Comment 5:

We have expanded the disclosure in the aforementioned amendment to Form 10-KSB by revising Note A to specifically address the four criteria outlined in SAB 101.

Form 10-QSB for the quarter ended 11/30/02
------------------------------------------

Statement of Cash Flows

6. Under changes in assets and liabilities for cash flows from operating activities, the amounts recorded as increases in accounts payable and accrued liabilities and accrued compensation/liabilities for the nine months ended 11/30/02 do not reconcile to the changes in these accounts on the balance sheet as of 2/28/02 to 11/30/02. Please advise or revise.

Response to Comment 6:

     See changes to Statement of Cash Flows. The net change in the liability accounts does not agree to the change in those balances during the nine-month period ended November 30, 2002 because of the non-cash transactions such as the payment of accrued compensation with common stock.

Note 5 - Debt issued with detachable stock purchase warrants

7. Disclose how the discount was accounted for on the financial statements. In this connection, it appears that the full amount of the discount of $5,769 should be have been charged to interest expense as of 11/30/02 since the note was due at that time. Please advise or revise.

Response to Comment 7:

The discount was completely amortized to interest expense as of November 30, 2002. See amended disclosure in Note 5.

Note 7 - Other Equity Transactions

8. For the shares issued as consideration for unpaid wages of $106,000, supplementally confirm that the $70,000 for services rendered and expensed in prior periods was accounted for in FYE 2002 under accrued compensation.

Response to Comment 8:

We confirm that $70,000 was previously accrued as compensation.

Form 8-K dated January 22, 2003
-------------------------------

Change of Accountants

9. Since the former accountants audited the Company's financial statements for fiscal year ended February 28, 2002, the report should be amended to replace the audit report date of March 27, 2001 with June 25, 2002. In this connection, the reports should be amended to state whether during the registrant's two most recent fiscal year and any subsequent interim period preceding the date of dismissal there were any disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Response to Comment 9:

See changes incorporated in amended 8-K.

10. The report should be amended to include a letter from the former accountants addressing the revised disclosures. Such amendment should be filed under cover of Form 8-K/A and should include the letter from the former accountants filed as an Exhibit.

Response to Comment 10:

See changes incorporated in amended 8-K.

Please contact us if you should need any further information regarding these comments and forward a duplicate copy to our Certified Public Accountant, Ms. Pamela Thompson at 2245 West University Drive #9, Tempe, AZ 85281.

We have elicited the assistance of our independent auditors in preparing the responses to your comment letter.

Very truly yours,

INNERSPACE CORPORATION


By:   /s/  Robert D. Arkin
     ---------------------------------
Name:   Robert D. Arkin
Title:  Chief Executive Officer

                              THOMPSON GROUP, P.C.
                           2245 WEST UNIVERSITY DRIVE
                            SUITE 9 TEMPE, AZ 85281.


OFFICE PHONE:  480-282-8125
FACSIMILE-480-557-0627

Pamela Thompson
 Certified Public Accountant  602-488-4958
Pat Maciejewski
Director of Accounting Services  602-488-4971

May  14,  2003


Mr. David Burton
Securities Exchange Commission
Washington, D.C.  20549
Mail  Stop  0304

Attn:   Division of Corporation Finance

     RE:    Innerspace Corporation (ISPA)
            Form 10-KSB Filed July 5, 2002
            File No.  333-57818

Dear Mr. Burton:

I am in receipt of your letter dated April 3, 2003. I received this letter today May 14, 2003 from my Chief Executive Officer and President, Mr. Robert Arkin, Esq.

I have reviewed the comment letter regarding prior period filings form 10-KSB and 10-QSB for our company. I will need at least three to four weeks to gather the data, correct the filings and contact both the independent auditors and SEC counsel for our company.

I am aware that Mr. Arkin left a message on your voice mail however, I thought it prudent to contact you via fax to formalize the time frame of the letter and the closure of the this matter.

Please contact me at 480-282-8125 or my cellular at 602-488-4958 if you have any concerns regarding this extension request for our company.

Sincerely,


Pamela Jo Thompson, CPA
Chief Financial Officer of
Innerspace Corporation (ISPA)